Exhibit 99.1

OfficeMax Incorporated

263 Shuman Boulevard

Naperville, IL 60563

News Release

Investor Contacts		Media Contact
Mike Steele	Shawn Alcaraz	Julie Treon
630 864 6826	630 864 6889	630 864 6155

For Immediate Release: August 16, 2012

OFFICEMAX ANNOUNCES ANTICIPATED EXTINGUISHMENT OF

LEHMAN-BACKED TIMBER NOTES LIABILITY

EXPECTS TO CONCURRENTLY REMOVE $735 MILLION OF NON-RECOURSE DEBT

FROM FINANCIAL STATEMENTS

Naperville, III. – OfficeMax® Incorporated (NYSE:OMX), a leader in office supplies, technology and services, today announced that it has entered into an agreement to extinguish the non-recourse liability related to the Lehman-backed timber notes. This agreement is subject to the approval of the United States Bankruptcy Court, which OfficeMax expects will be determined within the next two to three months.

“We are pleased with the imminent removal of the non-recourse Lehman timber notes liability from our financial statements,” said Ravi Saligram, President and CEO of OfficeMax. “As shared during our second-quarter earnings call, we continue to explore ways to enhance our capital structure and drive shareholder value. Today’s event is a significant step forward in our efforts to simplify our balance sheet.”

Expected Impact to OfficeMax Financial Statements

Concurrently with the effectiveness of the agreement and extinguishment of this debt, OfficeMax will recognize a non-cash, pre-tax gain of $671.1 million, which is equal to the difference between:

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The carrying value of the non-recourse liability pertaining to the Lehman-backed securitization notes ($735.0 million at June 30, 2012) plus the related interest payable ($17.9 million at June 30, 2012; and together, $752.9 million); and

•

The carrying value of the receivable pertaining to the Lehman-backed installment note ($32.2 million at June 30, 2012) plus the $49.6 million initial distribution made by the Lehman estate (together, $81.8 million at June 30, 2012).

Pursuant to the agreement, the trustee will simultaneously release OfficeMax and its affiliates from the non-recourse liabilities, upon the transfer of the Lehman-backed note and guaranty from OfficeMax to the trustee for the securitization note holders.

In the quarter following effectiveness, OfficeMax anticipates that it will make a cash payment in the amount of approximately $15 million, representing the accelerated tax liability on approximately one half of the gain on the 2004 timberlands sale transaction, mostly offset by alternative minimum tax credits. OfficeMax anticipates using available cash to fund the tax payment.

Background

As previously disclosed, OfficeMax received an $817.5-million Lehman-backed note in connection with a 2004 timberlands sale. Also in 2004, OfficeMax monetized the note by issuing securitization notes through a special purpose entity. Payment of these securitization notes was guaranteed by Lehman and was non-recourse to OfficeMax. Lehman’s bankruptcy filing on September 15, 2008 constituted an event of default under the note. For more information on these matters, see the company’s most recent Form 10-Q, filed with the Securities and Exchange Commission on August 3, 2012.

“We remain in the midst of a comprehensive review of all aspects of our balance sheet,” said Bruce Besanko, Executive Vice President, Chief Financial Officer and Chief Administrative Officer of OfficeMax. “The extinguishment of the Lehman non-recourse liability will help to create greater clarity for our investors, as our efforts to simplify the balance sheet continue.”

Forward-Looking Statements

Certain statements made in this press release and other written or oral statements made by or on behalf of the company constitute “forward-looking statements” within the meaning of the federal securities laws, including statements regarding the company’s future performance, as well as management’s expectations, beliefs, intentions, plans, estimates or projections relating to the future. Management believes that these forward-looking statements are reasonable. However, the company cannot guarantee that the bankruptcy court will approve the release agreement; or that its actual results will be consistent with the forward-looking statements and you should not place undue reliance on them. These statements are based on current expectations and speak only as of the date they are made. The company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise. Important factors regarding the company that may cause results to differ from expectations are included in the company’s Annual Report on Form 10-K for the year ended December 31, 2011, under Item 1A “Risk Factors”, and in the company’s other filings with the SEC.

About OfficeMax

OfficeMax Incorporated (NYSE: OMX) is a leader in integrating products, solutions and services for the workplace, whether for business or at home. The OfficeMax mission is simple: We provide workplace innovation that enables our customers to work better. The company provides office supplies and paper, in-store print and document services through OfficeMax ImPress®, technology products and solutions, and furniture to businesses and consumers. OfficeMax customers are served by approximately 29,000 associates through e-commerce, more than 900 stores in the U.S. and Mexico, direct sales and catalogs. OfficeMax has been named one of the 2012 World’s Most Ethical Companies, and is the only company in the office supply industry to receive Ethics Inside® Certification by the Ethisphere Institute. To find the nearest OfficeMax, call 1-877-OFFICEMAX. For more information, visit www.officemax.com.

All trademarks, service marks and trade names of OfficeMax Incorporated used herein are trademarks or registered trademarks of OfficeMax Incorporated. Any other product or company names mentioned herein are the trademarks of their respective owners.

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